Exhibit 99.1

News Release

Media Contact:	Amy Rose (908) 423-6537	Investor Contact:	Eva Boratto (908) 423-5185

Carlos E. Represas Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., Feb. 17, 2009 – Merck & Co., Inc. today announced that Carlos E. Represas, 63, chairman of Nestlé Mexico, will join the Company’s board of directors effective Feb. 24. With his election, Mr. Represas will become one of 13 outside directors on the 14-member board. Mr. Represas will stand for election by the Company’s stockholders in April 2009.

“Carlos has a broad range of global business experience that will be invaluable to Merck,” said Richard T. Clark, chairman, president, and chief executive officer. “We look forward to his insights and perspectives, and we welcome him to the board.”

In 2004, Mr. Represas retired as executive vice president and head of the Americas for Nestlé S.A. Prior to serving in that role, he held positions of increasing responsibility during his 36 years at the company, including the position of chairman, president and CEO of Nestle Group Mexico from 1983 to 1994.

Mr. Represas is a member of the Latin American Business Council and the boards of the Mexican Health Foundation and the Latin American Chamber of Commerce in Switzerland. Additionally, he is the chairman of the Board of Trustees of Mexico’s National Institute of Genomic Medicine. He also serves on the corporate board of Bombardier Inc., Canada.

Mr. Represas earned a bachelor’s degree in economics from the National University of Mexico. He has been decorated by different South American countries and received Doctor Honoris Causa degrees from the Federal University of Vicosa in Brazil in 1998 and from the Mexican Academy of International Law in 2001.

Separately, Merck announced last week that Dr. Johnnetta B. Cole resigned from the Board of Directors, effective March 1, to become Director of the Smithsonian’s National Museum of African Art.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

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